                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

   [ ] Preliminary Proxy Statement    [ ] Confidential, For Use of
                                          the Commission Only (as permitted by
                                          Rule 14a-6(e)(2)

   [x] Definitive Proxy Statement
   [ ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 BHA Group, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.
   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________
   (2) Aggregate number of securities to which transaction applies:
________________________________________________________________________________
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________
   (4) Proposed maximum aggregate value of transaction:
________________________________________________________________________________
   (5) Total fee paid:
________________________________________________________________________________
   [ ] Fee paid previously with preliminary materials
________________________________________________________________________________
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
   (1) Amount previously paid:
________________________________________________________________________________
   (2) Form, Schedule or Registration Statement no.:
________________________________________________________________________________
   (3) Filing Party:
________________________________________________________________________________
   (4) Date Filed:
________________________________________________________________________________

                                 BHA GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TUESDAY, FEBRUARY 18, 1997


To the Stockholders of
BHA Group, Inc.


        Notice is hereby given that the Annual Meeting of Stockholders of BHA Group, Inc. (the "Company") will be held at the office of the Company, Second
(2nd) Floor, BHA Group, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 18, 1997, at 10:30 a.m., Kansas City time, for the following purposes:


        1. To elect directors for the ensuing year;

        2. To approve an amendment to the Company's Certificate of Incorporation changing the Company's name to BHA Group Holdings, Inc;

        3. To ratify the selection of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending September 30, 1997; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The close of business on January 7, 1997 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof.

        MANAGEMENT REQUESTS ALL STOCKHOLDERS TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE POSTAGE PAID, SELF-ADDRESSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE. PLEASE DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                            By Order of the Board of Directors
                                       James C. King
                                         Secretary

Kansas City, Missouri
January 15, 1997

                                 BHA GROUP, INC.

                                  ------------


                                 PROXY STATEMENT
                             Dated January 15, 1997
                       For Annual Meeting of Stockholders
                      to be held Tuesday, February 18, 1997


      This Proxy Statement is furnished by the Board of Directors (the "Board") of BHA Group, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company which will be held at the principal executive offices of the Company, Second (2nd) Floor, BHA Group, Inc. Corporate Headquarters, 8800 East 63rd Street, Kansas City, Missouri 64133, on Tuesday, February 18, 1997 at 10:30 a.m., Kansas City time, and all adjournments thereof (the "Annual Meeting"). The close of business on January 7, 1997 has been designated as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.


      Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised, either by delivering a signed revocation to the Secretary of the Company at any time prior to the Annual Meeting, or, at the Annual Meeting, by delivering a signed revocation to the Chairman of the meeting at any time prior to the commencement of the voting thereon. A duly executed proxy conferring different authority than an earlier proxy of the same stockholder will constitute a revocation of such earlier proxy.

      UNLESS OTHERWISE SPECIFIED IN THE PROXY (AND EXCEPT FOR "BROKER NON-VOTES" DESCRIBED BELOW), STOCK REPRESENTED BY PROXIES WILL BE VOTED (i) FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS; (ii) FOR THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION (THE "CERTIFICATE"); (iii) FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997 ("FISCAL 1997"); AND
(iv) IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO SUCH MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

      The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by some of the regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense incurred in sending proxy materials to their principals and obtaining their proxies. On or about January 15, 1997, this Proxy Statement and the accompanying form of proxy are to be mailed to each stockholder of record as of the Record Date.


      As of December 31, 1996, the Company had outstanding 5,988,327 shares of the Company's $.01 par value common stock (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock outstanding entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and "broker non-votes" (i.e. Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to approve a proposal. Shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director and broker non-votes will not be counted as a vote represented and voted at the Annual Meeting for purposes of determining the number of votes required to elect such nominee.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

NOMINEES FOR ELECTION OF DIRECTORS.

      Nine directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified. In voting for directors, for each share of Common Stock held of record, such stockholder is entitled to cast one vote either in favor of or against each candidate, or to abstain from voting on any or all candidates. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS, ALL OF WHOM ARE NOW DIRECTORS OF THE COMPANY, UNLESS OTHERWISE SPECIFIED IN SUCH PROXY. If any of the nominees should become unavailable for election, the shares represented by such proxies will be voted for such substitute nominees as may be nominated by the Board. The election of directors requires the affirmative vote of the holders of a plurality of the shares present or represented and entitled to vote at the Annual Meeting.

      The following information is given with respect to the nominees:



                                                                                   DIRECTOR
NAME                                           PRINCIPAL OCCUPATION                  SINCE
Lamson Rheinfrank, Jr.            Chairman of the Board of the Company(1)            1986

Michael T. Zak                    Vice Chairman of the Board of the Company(2)       1986

James E. Lund                     Chief Executive Officer and President              1986
                                  of the Company(3)

James J. Thome                    Executive Vice President of the Company(4)         1990

James C. King                     Senior Vice President and Secretary of the         1995
                                  Company(5)

Don H. Alexander                  President and Chief Executive Officer of Alexander 1986
                                  & Associates, Inc.(6)

Robert D. Freeland                Chairman of the Board of Havens Steel Company(7)   1988

Thomas A. McDonnell               President and Chief Executive Officer of DST       1993
                                  Systems, Inc.(8)

Richard C. Green                  Chairman, President and Chief Executive            1995
                                  Officer of UtiliCorp United, Inc. (9)

_____________________

(1) Mr. Rheinfrank, age 56, has been Chairman of the Board of the Company since its inception in July 1986. He was the Chief Executive Officer and Chairman of the Board of Directors of Standard Havens, Inc. ("Standard Havens") from 1967 until May 1989 when Standard Havens, which had been an affiliate of the Company, was acquired by a subsidiary of Raytheon Company. Mr. Rheinfrank also serves as a Director of Commerce Bank of Kansas City and as an advisory director of Havens Steel Company and U.S. Engineering Co.

(2) Mr. Zak, age 46, has been a Director of the Company since its inception in July 1986. He has been Vice Chairman of the Company since April 1993 and served as President and Chief Executive Officer from July 1986 to March 1993. From 1980 to July 1986, he was employed by Standard Havens in various capacities, first as Controller of the Baghouse Accessories Division and then as Vice President and Treasurer.

(3) Mr. Lund, age 47, has been a Director of the Company since its inception in July 1986. He has been President and Chief Executive Officer of the Company since April 1993 and prior thereto, served as Executive Vice President. Mr. Lund joined Standard Havens in 1979 as Marketing Manager of the Baghouse Accessories Division, and served as Manager of Sales and Marketing from 1980 to 1985, at which time he assumed the position of Vice President and General Manager of the Baghouse Accessories Division of Standard Havens.

(4) Mr. Thome, age 41, has been Executive Vice President of the Company since April 1993 and has been a Director of the Company since February 1990. He joined the Company in 1986 as National Sales Manager and became Vice President of the Company in November 1988. Prior to his employment with the Company, Mr. Thome served in various positions with Standard Havens from 1979 to 1986.

(5) Mr. King, age 46, has been Senior Vice President and Secretary since April 1993 and has been a Director of the Company since November 1995. He joined the Company as Secretary, Treasurer and Chief Financial Officer in July 1987. From 1983 to 1987 he was Assistant Treasurer and Corporate Controller of C.J. Patterson Company, a producer of specialty chemicals for the baking industry. Prior thereto, he was employed as a senior manager by Mobay Chemical Corporation.

(6) Mr. Alexander, age 58, has been a Director of the Company since its inception in July 1986. Mr. Alexander is President and Chief Executive Officer of Alexander & Associates, Inc., a private investment group; Chairman of EMCO Specialty Products, Inc; Chairman of Huebert Fiberboard Company of Booneville, MO, a manufacturing company of fiberboard; Chairman and President of Ventaire Corporation, a Tulsa-based metal fabrication company; and a Director of Bank of Blue Valley, a commercial banking company in Overland Park, Kansas. Prior to 1988 he was President of Perkins Industries, Inc. of Lenexa, Kansas, and Chief Executive Officer manufacturer of adhesives and resins.

(7) Mr. Freeland, age 59, has been a Director of the Company since November 1988. He is Chairman of the Board of Havens Steel Company of Kansas City, Missouri, a structural steel fabricator and erector. From 1983 to 1993, he was President and Chief Executive Officer and a Director of Havens Steel Company. Mr. Freeland is a past President and Board Member of the Central Fabricators Association of Chicago, Illinois. He is the First Vice Chairman and a Director of the American Institute of Steel Construction of Chicago, Illinois and is a Director of the Robotics Container Handling Co. of Belleview, Washington.


(8) Mr. McDonnell, age 51, has been a Director of the Company since December 1993. Mr. McDonnell is the President and Chief Executive Officer and a Director of DST Systems, Inc. ("DST"), a company providing information processing and computer software services primarily to mutual funds and financial service organizations. He has been employed by DST in various capacities since 1973. He is a Director of Informix Software, Inc., First of Michigan Capitol Corp., Cerner Corporation and Nellcor Puritan-Bennett, Corporation.


(9) Mr. Green, age 42, has been a Director of the Company since November 1995. Mr. Green is Chairman of the Board of Directors, President and Chief Executive Officer of UtiliCorp United, Inc. ("UtiliCorp United"), a global energy services company. His association with UtiliCorp United began in 1976 with assignments in a variety of operating and staff positions involving plant supervision, legal, finance and treasury functions. He was appointed Chief Executive Officer of UtiliCorp United in 1985 and Chairman of the Board of Directors of UtiliCorp
       United in 1989. He is a Trustee of the Center for Strategic and International Studies and the Urban Institute in Washington, DC; a member of the boards of directors of Commerce Bank of Kansas City and the Midwest Research Institute; and Chairman of the Greater Kansas City Community Foundation and affiliated trusts.

COMMITTEES AND MEETINGS OF THE BOARD.

      During the Company's fiscal year ended September 30, 1996 ("Fiscal 1996"), the Board held one special and four regular meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. The Audit Committee consists of Messrs. Alexander, Freeland and McDonnell. In addition to Messrs Alexander, Freeland and McDonnell, Mr. Green will serve on the Audit Committee starting in Fiscal 1997. During Fiscal 1996, the Audit Committee met 2 times. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, the Company's internal audit function, and the performance of the Company's independent public accountants. During Fiscal 1996, the Compensation Committee was comprised of Messrs. Alexander, Freeland and McDonnell. Mr. Green will serve on the Compensation Committee starting in Fiscal 1997. During Fiscal 1996, the Compensation Committee met once. The Compensation Committee is responsible for the review and approval of the annual corporate compensation guidelines, management bonuses, executive officer compensation, and the potential levels of contribution to or awards under the Company's Employee Stock Option Plan ("ESOP"), 401(k) plan and the Company's Incentive Stock Option Plan (the "Plan") for the ensuing year. During Fiscal 1996, all of the directors attended at least 75% of the meetings of the Board and committees of which they are members.

DIRECTORS' COMPENSATION.

      Currently, each director who is not employed by the Company receives an annual retainer of $5,000 plus $750 for each meeting of the Board or any committee he attends, which, upon election, can be made in the form of Common Stock. All eligible directors elected to receive Common Stock for all compensation earned in Fiscal 1996.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

      All officers, directors and beneficial owners of more than 10% of Common Stock of the Company filed timely reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during Fiscal 1996.

                               EXECUTIVE OFFICERS

       The only executive officers of the Company other than Messrs. Rheinfrank, Zak, Lund, Thome and King, who are listed above as nominees for director, are H. Torsten Andersch and James C. Shay.

      Mr. Andersch, age 39, is a Vice President having joined the Company's wholly-owned subsidiary, BHA International GmbH, formerly Filtra GmbH, as Sales Manager in September 1990. He became Assistant General Manager in December 1990 and was promoted to General Manager of BHA International GmbH in September 1992. Prior to September 1990, he was employed as Sales Manager at Eastman Christensen GmbH.

      Mr. Shay, age 33, has been Treasurer and Chief Financial Officer since March 1994. He joined the Company as Controller in June 1992. From 1986-1992, he was employed at KPMG Peat Marwick as an Audit Manager and in various other positions.

                             EXECUTIVE COMPENSATION

I.    SUMMARY COMPENSATION TABLE



                                ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                            ___________________________   _________________________________
                                                                  AWARDS            PAYOUTS
                                                          _________________________________
                                                                       SECURITIES
                                                 OTHER                   UNDER-
                                                ANNUAL     RESTRICTED    LYING                 ALL OTHER
                                                COMPEN-      STOCK      OPTIONS/    LTIP        COMPEN-
NAME AND PRINCIPAL FISCAL   SALARY   BONUS(1)  SATION(2)  AWARDS(S)(4)    SARS    PAYOUTS(5)    SATION
    POSITION        YEAR     ($)      ($)        ($)         ($)         (#)         ($)         ($)
      (a)          (b)       (c)       (d)       (e)          (f)         (g)        (h)         (i)
__________________________________________________________________________________________________________
James E. Lund,     1996     195,000     83,750  -- (3)              --         --      66,000  13,800 (6)
Chief Executive    1995     188,400     86,000  65,889         131,779         --      40,000  13,600 (7)
Officer and
President          1994     182,000     62,600  -- (3)              --         --          --  15,432 (8)

_________________________________________________________________________________________________________
Lamson Rheinfrank, 1996     172,500     41,875  -- (3)              --         --      33,000  12,220 (6)
Jr.,               1995     166,600     43,000  10,494          20,988         --      20,000  12,020 (7)
Chairman           1994     161,000     31,300  -- (3)              --         --          --  11,255 (8)

_________________________________________________________________________________________________________
Michael T. Zak,    1996     195,000     83,750  -- (3)              --         --      66,000  10,774 (6)
Vice Chairman      1995     188,400     86,000  31,855          63,710         --      40,000  10,114 (7)
                   1994     182,000     62,600  -- (3)              --         --          --  11,946 (8)
_________________________________________________________________________________________________________
James J. Thome,    1996     172,500     71,188  -- (3)              --         --      56,100   9,810 (6)
Executive Vice     1995     166,600     73,100  50,002         100,004         --      34,000   8,973 (7)
President          1994     161,000     53,200  -- (3)              --         --          --   8,934 (8)
_________________________________________________________________________________________________________
James C. King,     1996     132,900     41,875  -- (3)              --         --      26,400   9,440 (6)
Senior Vice        1995     128,400     43,000  26,232          52,463         --      16,000   9,240 (7)
President and
Secretary          1994     124,000     31,300  -- (3)              --         --          --   7,141 (8)
_________________________________________________________________________________________________________

-----------------------------------

(1) Bonus payments were based on the Company's financial performance for each fiscal year (see "Compensation Committee Report on Executive Compensation
      - Annual Cash Incentives").


(2) Represents tax gross-up payments of amounts reimbursed during the year ended September 30, 1995 ("Fiscal 1995") for the payment of taxes.


(3) No amounts for executive perquisites and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus.

(4) The total number of shares and their Fair Market Value ("FMV"), calculated by multiplying the closing market price of unrestricted Common Stock on a specific date by the number of shares of restricted stock, and the related vesting time table is represented in the following table:



                        Number
                          of                                          Vested Stock Awards - Time Table
                        Shares
                          on                                ______________________________________________
                        Award
                         Date
                       and held   FMV ($)
                        as of        on       FMV ($)       Oct.       Oct.      Oct.      Oct.       Oct.
                        Sept.      Award      on Sept.       18,       18,        18,       18,       18,
 Name of Participant   30, 1996     Date      30, 1996      1995      1996       1997      1998       1999
___________________________________________________________________________________________________________
James E. Lund             11,459   $131,779    $166,156     2,292     2,292      2,291     2,292      2,292

Lamson Rheinfrank          1,825   $ 20,988    $ 26,463       365       365        365       365        365

Michael T. Zak             5,540   $ 63,710    $ 80,330     1,108     1,108      1,108     1,108      1,108

James J. Thome             8,696   $100,004    $126,092     1,739     1,739      1,740     1,739      1,739

James C. King              4,562   $ 52,463    $ 66,149       912       913        912       913        912

      As holders of restricted stock, the executives have with respect to the restricted stock all of the rights of a shareholder of the company, including the right to vote the restricted stock and receive dividends and distributions thereon.

(5) Represents payments of bonus awards made pursuant to the Company's Incentive Compensation Plan (see "Compensation Committee Report on
      Executive  Compensation  - Stock  Compensation  -  Incentive  Compensation
      Plan").

(6)   Amounts of All Other Compensation for Fiscal 1996 include the following:

      (i)   Contributions by the Company under the ESOP:  each executive $7,500;
      (ii) Contributions by the Company under the 401(k) plan: each executive $600; and,
      (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,674; Mr. Thome, $1,710; Mr. King, $1,792.

(7)   Amounts of  All Other Compensation  for Fiscal 1995 include the following:


      (i)   Contributions by the Company under the ESOP:  each executive $7,500;
      (ii) Contributions by the Company under the 401(k) plan: each executive, $400; and,
      (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,214; Mr. Thome, $1,073; Mr. King, $1,340.

(8) Amounts of All Other Compensation for the year ended September 30, 1994 ("Fiscal 1994") include the following:

      (i) Contributions by the Company under the ESOP: Mr. Lund, $9,332; Mr. Rheinfrank, $6,735; Mr. Zak, $9,532; Mr. Thome, $7,461; Mr. King, $5,401;

      (ii) Contributions by the Company under the 401(k) plan: each executive $400; and,

      (iii) Premiums on life insurance for executives paid by the Company: Mr. Lund, $5,700; Mr. Rheinfrank, $4,120; Mr. Zak, $2,214; Mr. Thome, $1,073; Mr. King, $1,340.

 II.  OPTION/SAR GRANTS TABLE

      No individual grants of stock options or freestanding SARs were made during Fiscal 1996 to any of the named executive officers.

III.  AGGREGATED OPTION EXERCISES IN FISCAL 1996
      AND FISCAL YEAR-END ("FY-END") OPTION VALUES


                       SHARES                                                 VALUE OF UNEXERCISED
                      ACQUIRED      VALUE    NUMBER OF SECURITIES UNDERLYING IN-THE MONEY OPTIONS AT
                     ON EXERCISE  REALIZED    UNEXERCISED OPTIONS AT FY-END         FY-END(3)
        NAME             (#)         ($)                   (#)(1)                      ($)
-----------------------------------------------------------------------------------------------------------
         (a)             (b)         (c)                   (d)                         (e)
-----------------------------------------------------------------------------------------------------------
                                               EXERCISABLE  UNEXERCISABLE(2) EXERCISABLE  UNEXERCISABLE(2)
JAMES E. LUND             35,613    424,606       82,500           89,100      324,225     522,126
LAMSON RHEINFRANK, JR.        --         --       33,000               --      142,115        --
MICHAEL T. ZAK            16,075    233,328       82,500               --      324,225        --
JAMES J. THOME            14,459    209,872       64,350           77,000      245,141     451,220
JAMES C. KING                 --         --       42,900           39,600      215,449     232,056

---------------------------------------

(1) The Company announced a 10% stock dividend in June, 1996. As provided for in the Plan, the Compensation Committee approved an appropriate adjustment to the aggregate number of shares available under the Plan and to the number of shares and the exercise price relating to outstanding options. The Compensation Committee also reduced the minimum fair market value requirement associated with the exercisability of certain options from $20.00 to $18.18. The above reflects these adjustments.

(2) Includes options that (i) have not met vesting requirements or (ii) are unexercisable under the terms of the stock option agreement until the per share fair market value of the Common Stock is equal to at least $18.18.

(3) The closing price of the Common Stock at the end of Fiscal 1996 was $14.50.

Compensation Committee Interlocks and Insider Participation.

      During Fiscal 1996, the Compensation Committee was comprised of Messrs. Alexander, Freeland and McDonnell. No current member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries.

Executive Employment Contracts.

      The Company has employment agreements with each of the executive officers listed in the Summary Compensation Table (each, an "Agreement" and collectively, the "Agreements"). The Agreements commenced on August 1, 1990, and were amended and restated on September 1, 1993 and December 10, 1994. The Agreements expire on September 30, 1997 and are subject to one year automatic extensions on each October 1, unless either party gives notice within 30 days of such October 1 of his or its election to have such automatic extensions cease. Each of the Agreements prohibit the executive from competing with the Company for the three year period after the termination of such employment with the Company. The Agreements further provide that if the Company terminates an Agreement without cause, the executive covered by such Agreement is entitled to the base salary he would have received through the then current expiration of such Agreement and the pro rata portion of the annual bonus that would have been earned in the year of termination. The Agreements also provide for such continuing payments in the event that the executive terminates his Agreement for good reason, or in certain instances, for any reason. Compensation paid to the five most highly compensated executive officers pursuant to the Agreements is included for each executive in the Summary Compensation Table.

                          COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

      The Board believes that increasing the value of the Company to its stockholders is the Board's most important objective and should be the key measure of management performance. The Board also believes that executive compensation should be objectively determined. For this reason, the Compensation Committee (the "Committee"), which is made up of directors who are not employees of the Company, is responsible for determining the compensation packages of the Company's executives. The Committee also approves the potential levels of contribution to the Company's ESOP and 401(K) plans for the ensuing year.

      The Committee's role in determining the compensation of the executives of the Company is to assure that the Company's compensation strategy is aligned with the Board's overall objective and that executive compensation is structured to provide fair, reasonable and competitive base salary levels and the opportunity for the executives to earn incentive compensation reflecting both the Company's and the individual's performance.

      The Committee has implemented an executive compensation program designed to accomplish the Board's objective. The program is based upon the principles that: executive performance should be judged and compensated primarily on the basis of the Company's earnings and the strength of the Company's financial position; long-term changes in stockholder value are the most appropriate measure of the Company's financial performance; and the most effective approach to promoting the financial success of the Company is to align the stockholders' and the executives' interests.

      The Committee concluded that this alignment is best accomplished through a compensation strategy emphasizing long-term stock ownership. As a result, the executive compensation program was implemented to increase the proportion of long-term compensation tied to increases in the Company's earnings, financial position and appreciation in stockholder value. The annual cash compensation for executive officers is primarily in the form of base salary, which is being maintained at levels consistent with competitive market compensation practices, and annual cash incentives based on quantitative objectives tied to the Company's financial performance. Annual cash compensation is supplemented with long-term incentive compensation, primarily in the form of restricted stock and stock options, intended to link executive compensation to changes in stockholders' value.

      In order to help ensure that the strategy emphasizing long-term stock ownership is implemented, the Committee has expressed its intent that future awards of stock incentives to the executives are dependent upon such executives retaining ownership of a substantial portion of the shares of the Company's Common Stock acquired through the stock incentive awards. The Committee has advised the executive officers that they should retain a majority (less shares forfeited or used to pay the option exercise price or taxes) of all restricted stock and stock acquired through the exercise of options previously awarded.

      The Committee believes that while the Company should provide an opportunity for its executives to acquire significant equity in the Company, realization of the benefits of this opportunity should generally occur only after the stockholders have benefitted from an increase in the value of their investment in the Company. For this reason, in Fiscal 1994, the Committee adopted the policy that recipients of stock options awarded after February 1994, would be permitted to exercise the options, regardless of exercise price, only if the per share fair market value of the Common Stock was equal to a certain minimum price per share. The current minimum price per share is $18.18.

      The Committee intends that the application of these principles will result in total executive compensation and capital accumulation potential above competitive levels for superior stockholder returns and below competitive levels for average or lesser returns.

      There are three components to the Company's executive compensation packages: base salary, annual cash incentives and stock compensation. Each of these components is discussed in detail below.

      BASE SALARY.

             Base salaries are established under the Agreements for each person within the executive group. Factors considered in establishing salaries include the responsibilities of the position, compensation of executives in companies of similar size or in the same industry and external market conditions. Increases in base salaries have been modest due to the Committee's policy objective of compensating executives based on financial performance.

      ANNUAL CASH INCENTIVES.

             Annual cash incentive awards are based entirely on quantitative objectives tied to the Company's financial performance. Executives can earn bonuses based upon the Company's performance as measured against pre-determined financial objectives for the fiscal year. Performance is measured by comparing Company net earnings to targeted levels as established in the Company's business plan and approved by the Committee for the fiscal year. The ratio of net earnings to targeted levels is multiplied by each individual's bonus maximum to determine the annual bonus payout for each period. Each individual's bonus maximum is provided in his Agreement. The amounts of each individual's maximum bonus were determined considering the impact on overhead as a percentage of sales, the responsibility of each position and the compensation level required to provide a competitive employee compensation package. The annual bonus component of compensation enables the Company to adjust payouts to executives based on Company performances with only modest adjustments to base salaries. During Fiscal 1996, the Company's executive officers earned annual cash incentive awards pursuant to this policy all of which are summarized in column d of the Executive Compensation Table.

      STOCK COMPENSATION.

             The key component to the Committee's strategy is to make stock incentives, which consist primarily of awards of restricted stock and stock options, a significant portion of the executives' compensation package. Stock incentives may be awarded pursuant to the following plans:

             INCENTIVE COMPENSATION PLAN

             The Company has an Incentive Compensation Plan pursuant to which the Board is authorized to grant certain executive officers of the Company shares of Common Stock or cash following the end of each fiscal year. The grants are awarded pursuant to a formula which is based on the financial performance of the Company and its subsidiaries over a three year period of time. Awards under the Incentive Compensation Plan require a minimum average earnings growth for the most recent three year period of time, as determined by the Committee. Using a three year measurement period for financial performance enables the Company to provide incentives to executives for implementing and executing strategies essential to long-term success. During Fiscal 1996, the Company's executive officers earned a payout under the Incentive Compensation Plan as the Company achieved the minimum average earnings growth for the most recent three year period of time, as determined by the Committee. Such payouts are summarized in column h of the Executive Compensation Table.

             INCENTIVE STOCK PLAN

             Awards under the Plan include:

                    1. Stock Options: Stock options granted under the Plan vest over a four year period and expire 10 years from the date of grant. Pursuant to a policy adopted by the Committee (discussed above), recipients of certain stock options are only permitted to exercise the options, regardless of exercise price, if the per share fair market value of the Common Stock is equal to at least $18.18. During Fiscal 1996, no stock options were granted to any of the named executive officers.

                    2. Restricted Stock: The Plan permits the grant of shares of restricted stock which vest over a five year period. The issuance of restricted stock is intended to encourage holders of stock options to purchase and retain shares issued pursuant to stock option exercises by allowing holders of stock options to cover the exercise price and taxes associated with the exercise of stock options by selling shares of restricted stock to the Company. During Fiscal 1996, no restricted stock was issued to any of the individuals who participate in the Plan.

      In determining the amount of future stock incentives to be awarded to an executive, the Committee will, in addition to other factors, consider previous awards, whether the executive has exercised, to the extent possible, options previously awarded and whether the shares of the Company's Common Stock acquired thereby or shares of restricted stock previously awarded have been retained by the executive. By linking the executives' compensation and net worth to the value of the Company's Common Stock, the Committee seeks to focus the attention of the executives on the Board's overall objective of building long-term stockholder value.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

      Mr. Lund received total compensation amounting to $358,550 in Fiscal 1996. His Fiscal 1996 compensation included a 3.5% increase in base salary over Fiscal 1995. He earned an annual bonus in Fiscal 1996 that was comparable with Fiscal 1995, as the Company's net earnings met similar performance criteria as described under "Annual Cash Incentives" above. Mr. Lund earned an Incentive Compensation Plan payout in Fiscal 1996 as the Company did achieve the minimum average annual earnings growth financial objective for the three year period as provided for under that plan (as described more fully above). The Committee considers Mr. Lund's compensation to be in line with industry and market size standards and to be consistent with Company performance objectives.

      This report was presented to and approved by the Board.

      Don H. Alexander
      Robert D. Freeland
      Thomas A. McDonnell

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                                 BHA GROUP, INC.

             The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on September 30, 1991 in the Company's Common Stock, the Standard & Poors 500 Stock Index and the First Analysis Environmental Index. The comparisons in this table are required by the Securities and Exchange Commission. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.


                             CUMULATIVE TOTAL RETURN


                                                Indexed Returns
                                                 Years Ending
   Company/Index         Sep. 91  Sep. 92    Sep. 93  Sep. 94  Sep. 95   Sep. 96
--------------------------------------------------------------------------------
*BHA GROUP INC             100     107.02     98.70    92.70    97.16    115.81
*S&P 500 INDEX             100     111.05    125.49   130.11   168.82    203.14
FIRST ANALYSIS             100      90.52     86.1     86.75    96.63    107.16

                 COMPARISON OF TEN YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPHS FOR
                                 BHA GROUP, INC.

             The following graph reflects a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of an initial $100 investment on November 30, 1986 (which corresponds to the month in which the Company's stock first traded) in the Company's Common Stock, the Standard & Poors 500 Stock Index and the First Analysis Environmental Index. The stock price performance shown on the graph is not intended to forecast or be indicative of future price performance.

                             CUMULATIVE TOTAL RETURN

                                                            Indexed Returns
                                                              Years Ending
  Company/Index      11/30/86  Sep. 87    Sep. 88  Sep. 89   Sep. 90   Sep. 91   Sep. 92   Sep. 93   Sep. 94   Sep. 95   Sep. 96
--------------------------------------------------------------------------------------------------------------------------------
*BHA GROUP INC          100      207.41    266.66   624.94   558.29    474.99    508.31    468.81    440.30    461.51    550.07
*S&P 500 INDEX          100      133.07    116.62   155.11   140.78    184.65    205.05    231.71    240.26    311.72    375.10
FIRST ANALYSIS          100      145.94    128.83   180.3    157.09    183.84    166.41    158.28    159.47    177.65    197.01

          SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      As of December 31, 1996, the Company had outstanding and entitled to vote 5,988,327 shares of Common Stock. As of December 31, 1996, the trustee of the ESOP was the registered holder of 342,567 shares of Common Stock, 285,727 of which have vested in participant accounts. Participants in the ESOP are entitled to vote both the vested and unvested shares which are in their account.

      The following table sets forth, as of December 31, 1996, certain information with respect to (a) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock, (b) each of the directors and nominees for director of the Company, (c) each of the executive officers named in the Summary Compensation Table, and (d) all directors and executive officers of the Company as a group:


        NAME AND ADDRESS                     AMOUNT AND NATURE           PERCENT OF
      OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(1)     COMMON STOCK
      -------------------                --------------------------     ------------
Fund Asset Management Inc.                         562,000                  9.4%
  800 Grudders Mill Road
  Plainsboro, NJ 08536

T. Rowe Price Associates                           526,000                  8.8%
  100 East Pratt Street
  Baltimore, Maryland 21202

Prudential Insurance Co. of America                411,000                  6.9%
  19 Prudential Plaza
  Newark, New Jersey 07101

Lamson Rheinfrank, Jr.                             399,850(2)               6.7%
  642 East 46th Street
  Kansas City, Missouri 64110

Robert Fleming, Inc.                               394,000                  6.6%
  320 Park Avenue
  New York, New York 10022

Quest Advisory Co.                                 324,000                  5.4%
  1414 Avenue of the Americas
  New York, New York 10019

James E. Lund
  BHA Group, Inc.                                  130,695(3)               2.2%
  8800 East 63rd Street
  Kansas City, Missouri 64133

        NAME AND ADDRESS                     AMOUNT AND NATURE           PERCENT OF
      OF BENEFICIAL OWNER                OF BENEFICIAL OWNERSHIP(1)     COMMON STOCK
      -------------------                --------------------------     ------------
Michael T. Zak                                    121,307(4)                2.0%
  BHA Group, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

James J. Thome                                     97,425(5)                1.6%
  BHA Group, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

Robert D. Freeland                                 86,206(6)                1.4%
  Havens Steel Company
  7219 East 17th Street
  Kansas City, Missouri 64126

James C. King                                      52,869(7)                  *
  BHA Group, Inc.
  8800 East 63rd Street
  Kansas City, Missouri 64133

Don H. Alexander                                   18,122(8)                  *
  Alexander & Associates, Inc.
  408 Miami
  Kansas City, Kansas  66105

Thomas A. McDonnell                                16,570(9)                  *
  DST Systems, Inc.
  333 W. 11th Street, Fifth Floor
  Kansas City, Missouri 64105

Richard C. Green                                    7,346(10)                 *
  UtiliCorp United, Inc.
  MSC 2-283
  20 West 9th Street
  Kansas City, Missouri 64105

                                                    942,844                 14.9%
All directors and executive officers
as a group (11 people)

----------------------------

* Less than 1%

(1) All information is as of December 31, 1996 and was determined in accordance with Rule 13d-3 under the Exchange Act, based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.

(2)        Consists  of  90,479  shares of  Common  Stock  held of record by Mr.
           Rheinfrank, 155,155 shares of Common Stock held by irrevocable family trusts of which Mr. Rheinfrank is the co-trustee, 39,072 shares of Common Stock held by his daughters, 77,352 shares of Common Stock owned by Mr. Rheinfrank's wife, all of which shares he disclaims any beneficial interest, options to purchase 33,000 shares of Common Stock under the Plan which are exercisable within 60 days, 1,825 shares of restricted stock, and 2,967 shares of Common Stock held of record by the trustee of the ESOP for Mr. Rheinfrank who is entitled to vote such shares by virtue of the allocation under the ESOP.

(3) Consists of 20,139 shares of Common Stock held of record by Mr. Lund, 6,655 shares of Common Stock owned by Mr. Lund's wife, as to which shares he disclaims any beneficial interest, options to purchase 82,500 shares of Common Stock under the Plan which are exercisable within 60 days, 11,459 shares of restricted stock, and 9,942 shares of Common Stock held of record by the trustee of the ESOP for Mr. Lund who is entitled to vote such shares by virtue of the allocation under the ESOP.

(4) Consists of 20,709 shares of Common Stock held of record by Mr. Zak and his wife, 3,300 shares of Common Stock held by his children which shares he disclaims any beneficial interest, options to purchase 82,500 shares of Common Stock under the Plan which are exercisable within 60 days, 5,540 shares of restricted stock, and 9,258 shares of Common Stock held of record by the trustee of the ESOP for Mr. Zak who is entitled to vote such shares by virtue of the allocation under the ESOP.

(5)        Consists  of  15,940  shares of  Common  Stock  held of record by Mr.
           Thome, options to purchase 64,350 shares of Common Stock under the Plan which are exercisable within 60 days, 8,696 shares of restricted stock, and 8,439 shares of Common Stock held of record by the trustee of the ESOP for Mr. Thome who is entitled to vote such shares by virtue of the allocation under the ESOP.

(6)        Consists  of 991  shares  of  Common  Stock  held  of  record  by Mr.
           Freeland, options to purchase 6,188 shares of Common Stock under the Plan which are exercisable within 60 days and 79,027 shares of Common Stock held of record by Havens Steel Company, with whom Mr. Freeland shares investment power through his position as Chairman of the Board of that Company, but as to which Mr. Freeland disclaims any beneficial interest.

(7) Consists of 2,512 shares of Common Stock held of record by Mr. King, options to purchase 42,900 shares under the Plan which are exercisable within 60 days, 4,562 shares of restricted stock, and 2,895 shares of Common Stock held of record by the trustee of the ESOP for Mr. King who is entitled to vote such shares by virtue of the allocation under the ESOP.

(8)        Consists  of  18,122  shares of  Common  Stock  held of record by Mr.
           Alexander.

(9)        Consists  of  11,929  shares of  Common  Stock  held of record by Mr.
           McDonnell and options to purchase 4,641 shares under the Plan which are exercisable within 60 days.

(10)       Consists of 7,346 shares of Common Stock held of record by Mr. Green.

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                 OF THE COMPANY
                                (PROPOSAL NO. 2)


   The Board has determined that servicing the customers of its core business through one company, instead of through various subsidiaries, will yield the greatest sales, marketing and operational efficiencies. To achieve this result, in November, 1996, the Board approved certain changes to the corporate structure of the Company. SF Air Filtration, Inc., BHA Company, Inc. and BHA Services, Inc., all wholly owned subsidiaries of the Company, were merged into PrecipTech, Inc. ("PrecipTech"), also a wholly owned subsidiary of the Company, effective as of December 31, 1996. The Company also transfered certain assets to PrecipTech. The result of these transactions is that the sales, marketing and operational personnel and assets of the Company and these subsidiaries' core businesses will be consolidated into one company, PrecipTech. In order to reflect its status as the main operating subsidiary of the Company, the Board desires to change PrecipTech's name to BHA Group, Inc.; and to change the Company's name to BHA Group Holdings, Inc. The Board has approved an amendment to the Certificate and voted to recommend that the stockholders of the Company approve such amendment changing the name of the Company from BHA Group, Inc. to BHA Group Holdings, Inc., to reflect the Company's status as a holding company for PrecipTech (i.e., the new BHA Group, Inc.) and other subsidiaries of the Company.


   The Board is seeking stockholder approval of the amendment to the Certificate to change the name of the Company from BHA Group, Inc. to BHA Group Holdings, Inc. Stockholder approval requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO THE CERTIFICATE TO CHANGE THE NAME OF THE COMPANY FROM BHA GROUP, INC. TO BHA GROUP HOLDINGS, INC. AND IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF SUCH AMENDMENT TO THE CERTIFICATE UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 3)


   KPMG Peat Marwick is the accounting firm which examined and reported on the Company's financial statements for Fiscal 1996. KPMG Peat Marwick has been selected by the Board to serve as the Company's accounting firm for Fiscal 1997. Representatives of KPMG Peat Marwick are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


   The Board is seeking stockholder approval of its selection of KPMG Peat Marwick. Stockholder approval requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Annual Meeting. THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK AND IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK UNLESS OTHERWISE SPECIFIED IN SUCH PROXY. If stockholders do not ratify the appointment of KPMG Peat Marwick as the auditors of the Company for Fiscal 1997 at the Annual Meeting, the Board, on recommendation of its Audit Committee, may reconsider the selection.

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                 TIME FOR SUBMISSION OF PROPOSAL OF STOCKHOLDERS

   Any stockholder who intends to present a proposal for action at the Company's Annual Meeting of Stockholders scheduled to be held on February 24, 1998, must comply with and meet the requirements of Regulation 14a-8 of the Exchange Act. That regulation requires, among other things, that a proposal be received by the Company at its principal executive office, 8800 East 63rd Street, Kansas City, Missouri 64133, by September 17, 1997.

                            GENERAL AND OTHER MATTERS

   Management knows of no matter other than the matters described above which will be presented to the Annual Meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.

   You are urged to sign and return your proxy to make certain your shares will be voted at the Annual Meeting.

                       By Order of the Board of Directors
                                  James C. King
                                    Secretary

Kansas City, Missouri
January 15, 1997

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PROXY                            BHA GROUP, INC.
               8800 East 63rd Street, Kansas City, Missouri 64133
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 18, 1997

   The undersigned hereby appoints James E. Lund and James C. King, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of BHA Group, Inc. (the "Company") to be held on February 18, 1997, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

                               Dated:___________________________________,   1997

                                     -------------------------------------------

                                     -------------------------------------------
                                        PLEASE  SIGN  EXACTLY  AS  NAME  APPEARS
                                        ABOVE.  FOR JOINT  ACCOUNTS,  EACH JOINT
                                        OWNER MUST SIGN.  PLEASE GIVE FULL TITLE
                                        IF SIGNING IN A REPRESENTATIVE CAPACITY.

                [  ]  PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

1. ELECTION OF DIRECTORS.

   NOMINEES: Don H. Alexander, Robert D. Freeland, Richard C. Green, James C. King, James E. Lund, Thomas A. McDonnell, Lamson Rheinfrank, Jr., James J. Thome and Michael T. Zak.

   [  ] FOR ALL nominees listed above.

   [  ] FOR ALL nominees listed above EXCEPT: _________________________________.

   (INSTRUCTION: To withhold authority to vote on any individual nominee, write the name above.)

   [  ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION (THE "CERTIFICATE") TO CHANGE THE COMPANY'S NAME FROM BHA GROUP, INC. TO BHA GROUP HOLDINGS, INC.

   [  ] FOR the Amendment to the Certificate.

   [  ] AGAINST the Amendment to the Certificate.

   [  ] ABSTAIN

3. RATIFICATION OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

   [  ] FOR the ratification of KPMG Peat Marwick.

   [  ] AGAINST the ratification of KPMG Peat Marwick.

   [  ] ABSTAIN

4.  ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 LISTED ABOVE.